Exhibit 1

State of Rio de Janeiro Judicial Branch

Court of Law

Capital District

Registry of the 7th Corporate Court

Av. Erasmo Braga, 115 Lna Central 706CEP: 20020-903 - Centro - Rio de Janeiro - RJ Tel .: 3133 2185 e-mail:cap07vemp@tjrj.jus.br

Pages.

Case: 0203711-65.2016.8.19.0001

Electronic Process

Class/Subject: Judicial Reorganization

Plaintiff: OI S.A.

Plaintiff: TELEMAR NORTE LESTE S.A.

Plaintiff: OI MÓVEL S.A.

Plaintiff: COPART 4 PARTICIPAÇÕES S.A.

Plaintiff: COPART 5 PARTICIPAÇÕES S.A.

Plaintiff: PORTUGAL TELECOM INTERNATIONAL FINANCE B.V.

Plaintiff: OI BRASIL HOLDINGS COÖPERATIEF U.A.

Interested party: PROCURADORIA FEDERAL JUNTO ANATEL

Interested party: BANCO DO NORDESTE DO BRASIL S.A.

Judicial Administrator: ESCRITÓRIO DE ADVOCACIA ARNOLDO WALD

Interested party: CHINA DEVELOPMENT BANK COORPORATION

Interested party: GLOBENET CABOS SUBMARINOS S.A.

Interested party: GOLDENTREE DISTRESSED FUND 2014 LP E OUTROS

Interested party: PTLS SERVIÇOS DE TECNOLOGIA E ASSESSORIA TÉCNICA LTDA

Interested party: MAZZINI ADMINISTRAÇÃO LTDA

Interested party: TIM CELULAR S.A E OUTRO

Interested party: JEAN LEON MARCEL GRONEWEGEN

Interested party: THE BANK OF NEW YORK MELLON S.A

Judicial Expert: RIO BRANCO SP CONSULTORES ASSOCIADOS LTDA

Legal Representative: MARCELO CURTI

Interested party: SOCIETÉ MONDIALE FUNDO DE INVESTIMENTO EM AÇÕES

___________________________________________________________

On this date, I send the case records to the honorable judge

Fernando Cesar Ferreira Viana

May 14, 2019

Decision

I)            In relation to the motion for clarification claims filed by Capricorn Capital and Goldentree Distressed Fund.

Capricorn Capital Ltd et al. (pages 368,855/368,863) and Goldentree Distressed Fund 2014 LP (pages 368,873/368,885) appealed the decision on pages 366,034/366,037 requiring, in summary, clarification that any change in the management or corporate control of the OI Group and/or any disposal of assets are independent of prior communication or approval by the Court or the creditors.

As is known, this Court welcomed the opinion on pages 366,013/366,016, of the Public Prosecutor’s Office and determined that “any sale of relevant assets, mergers and acquisitions involving the Oi Group, in Judicial Reorganization, as well as any changes in the current composition of the Board of Officers of the Oi Group, while under the judicial reorganization regime, shall be communicated in advance to the Public Prosecutor’s Office and to the Reorganization Court, without prejudice to obtaining the prior approval of the creditors and Anatel.”

110                                                                      FERNANDOVIANA

State of Rio de Janeiro Judicial Branch

Court of Law

Capital District

Registry of the 7th Corporate Court

Av. Erasmo Braga, 115 Lna Central 706CEP: 20020-903 - Centro - Rio de Janeiro - RJ Tel .: 3133 2185 e-mail:cap07vemp@tjrj.jus.br

In the abovementioned opinion, the Public Prosecutor’s Office correctly noted that companies under reorganization should act with much caution and extreme transparency in order not to jeopardize the success of the reorganization process. In addition, in relation to the change of the current managers, the Public Prosecutor’s Office stressed that the change would bring instability and insecurity to all the parties involved. See the following extract:

“In summary, it is extremely comfortable for the Public Prosecutor’s Office and, to the best of our knowledge, for the creditors, to maintain all current members of the board of officers who are directly connected to the execution of the judicial reorganization plan, at least until the end of the biennium mentioned elsewhere, which is soon to come. Clearly, if there is any relevant reason for a change in the company’s management in the middle of this intricate judicial reorganization process, the largest process of this kind that is known, it is important for the creditors to know the most about what the change is, so that their actions ‘may at least be analyzed and considered’, as recognized by our colleague from São Paulo.”

In the decision that is now appealed, this Court stressed the necessary link between the companies in reorganization, the principle of transparency and the duty to inform. See below:

“The duty to inform is established as one of the most relevant principles in the corporate relations conduct of a publicly held company, both in relation to the managers and shareholders. However, in the event of reorganization, the companies in these situations are even more related to the principle of transparency, whose contextualization in the judicial reorganization goes beyond the duty to inform, since it must also include the true will to communicate to all interested parties information that goes beyond what is imposed by legislation, going beyond economic and financial aspects and including factors of the company’s own management, as well as what could improve or depreciate the value of the company”.

And it is exactly in light of this duty, the importance of the Group in reorganization, the magnitude and history of this process and of the business relations that I determined that any claim of (i) material changes in the Group’s management and (ii) the sale of relevant assets should be communicated to the Court in advance.

It is never too much to remember that this reorganization process is the largest in Latin America, currently with more than 370 thousand pages, about 20 thousand incidents of proof and objections of claims, and the participation of thousands of creditors, spread throughout Brazil and around the world.

The Group in reorganization is of great relevance for the economy, not only the economy of the State of Rio de Janeiro, but of the entire national territory. It is responsible for: i) 20% of Brazil’s mobile telecommunication; ii) exclusive operation in 3,000 municipalities that only have Oi as a service provider; iii) provision of services in 5,570 Brazilian municipalities; iv) 70 million users; v) 140 thousand jobs; vi) interconnection of 2,238 Electoral Zones and 12,969 Electoral Sections of the Regional Electoral Courts of 21 States of the Brazilian Federation, which is essential for computing the total results of the elections throughout the country.

The economic group has significant net revenues and performs public and private services clearly essential to the Brazilian population. It generates tens of thousands of direct and indirect jobs, and it collects billions of reais in taxes for the Public Authorities.

110                                                                      FERNANDOVIANA

State of Rio de Janeiro Judicial Branch

Court of Law

Capital District

Registry of the 7th Corporate Court

Av. Erasmo Braga, 115 Lna Central 706CEP: 20020-903 - Centro - Rio de Janeiro - RJ Tel .: 3133 2185 e-mail:cap07vemp@tjrj.jus.br

These characteristics and peculiarities have always guided the Court in the exercise of its constitutional obligation of preservation of the company, which is a source of jobs and wealth for society. After all, by approaching the Judiciary, in this moment of global crisis, the Oi Group wanted to overcome its difficulties in order to achieve its social goals.

I am convinced that the success of this recovery process and the approval of the JRP - ratified by this Court, with small reservations, and also by the Court of Justice, and the overwhelming majority of more than 50 thousand creditors – is due, in part, to the rapid and steady action of the Public Prosecutor’s Office and the Court.

There were moments of tension and conflicts of interest that demanded a rapid and comprehensive analysis of various legal issues from the Public Prosecutor’s Office and the Court. It is worth remembering that during the course of the proceeding, I decided on the suspension of the political rights of certain shareholders; I gave the CEO of the Group the assignment of bringing forward a reorganization plan without the interference of the Board of Directors; I established a mediation with the largest creditor of this reorganization, ANATEL, among others.

It is clear that, under the legislation applicable to companies under reorganization, they must already provide information to several regulatory bodies, such as ANATEL and CVM, and to their investors. The communication to the Court and the Public Prosecutor’s Office was put in place because, while the companies under reorganization are in a period of judicial supervision (Article 61 of the BRL), the Court must be aware and agree to any relevant changes to the companies, and consequently, to their creditors and any relevant changes that may affect the success of the recovery plan.

This was the case, for example, when an unprecedented mechanism was created to control payments to priority creditors. Once again, due to the magnitude of this process, the Court set a monthly amount to be used for the payment of the first priority claims that did not jeopardize the compliance with the reorganization plan. The Court also has the support of the Judicial Administrator to perform this assignment, which has no express legal provision, but has proved necessary to fully carry out the process.

The Court must therefore be aware of everything that is relevant to the companies in reorganization and to the creditors, so the approved JRP can be performed, culminating with the closing of the process.

Accordingly, although the JRP has specific transitional governance rules, this alone does not remove the need for prior communication and approval by the Court of relevant measures that could affect compliance with the plan.

That said, I accept in part the motion for clarification of the judgment to make clear that while under the regime of judicial reorganization and the period of supervision ending in February, 2020, the companies under reorganization must inform the Court in advance of any relevant situation that could impact on the compliance with the JRP, such as changes in the organizational structure of the companies, whether on the Board of Directors or on the Board of Executive Officers; corporate transactions and sale of assets.

In fact, it should be noted that the companies in reorganization have been adopting this position and practice since the beginning of the process, communicating with the Court whenever something relevant occurs. A more recent example was the attachment to the case records of the minutes of the Board of Directors in which the increase in remuneration for the members of the board was approved. This issue will be examined below.

110                                                                      FERNANDOVIANA

State of Rio de Janeiro Judicial Branch

Court of Law

Capital District

Registry of the 7th Corporate Court

Av. Erasmo Braga, 115 Lna Central 706CEP: 20020-903 - Centro - Rio de Janeiro - RJ Tel .: 3133 2185 e-mail:cap07vemp@tjrj.jus.br

Aware of each specific situation, the Court will express its opinion on the subject, ordering to hear who it deems necessary and determining the actions it deems relevant. At this point, it should be clarified that the “obtaining of prior approval of creditors” that appeared in the final part of the appealed decision is not a general rule, insofar as it will only apply if this is expressly determined by the Court.

The Court did not want to state that creditors should meet in a general meeting to deliberate on any and all relevant issues. It is a fact that creditors play a very important role in the reorganization process and, depending on the situation brought to the knowledge and approval of the Court, their opinion may be necessary if the Court so determines. That is the meaning of the expression “without prejudice”.

II)           Regarding the increase in the remuneration of the members of the Board of Directors

On page 370,458, the Recovering Entities required the attachment of the minutes of the 220th minutes of the Meeting of the Board of Directors to the case records, from which the approval of the increase in remuneration for the Board Directors is extracted, with a contrary vote by the member Ricardo Reisen Pinheiro.

On pages 370,487/370,497, the member of the Public Prosecutor’s Office stated his disagreement with the increase. See the following extract:

“Now, the new members of the Board of Directors, ignoring the delicate moment by which the company passes and looking exclusively for their interests, want to bring to the shareholders a proposal that, confessedly, MORE THAN DOUBLES THE VALUE OF THEIR REMUNERATIONS, using a formula which has not even been brought to the attention of the Court and much less of the creditors. In a few words, creditors must subject to a discount of 50% of their credits and accept an installment payment arrangement of up to 20 (twenty) years. Now, the members of the Board of Directors of this debtor in judicial reorganization propose an increase of more than 100% (one hundred percent) of their remuneration, without at least communicating this intention to the Court or the creditors. And what will the Court do in this scenario? The director RICARDO RAISEN did well when he voted against the proposal and immediately and expressly renounced such remuneration. By doing so, he followed the guiding principles of the corporate law, particularly the duties of probity and diligence, as well as those that guide the reorganization legislation, specifically the principle of preservation of the company.”

On pages 370,780/370,041, I accepted the Public Prosecutor’s Office’s opinion and ordered the “immediate subpoena of the Chief Executive Officer and the Chairman of the Board of Directors of Oi Group – in judicial reorganization, so that they acknowledged the opinion of the Public Prosecutor’s Office and brought it to the attention of the shareholders at the annual general meeting on April 26, 2019, pursuant to item IV-1 of said opinion.”

On pages 373,392/373,393, the Recovering Entities brought a copy of the minutes of the Ordinary and Extraordinary General Meeting held on April 26, 2019, in which said increase was approved, with the express provision that its implementation will only take place after judicial authorization.

On pages 373,512/373,522, there is a new Public Prosecutor’s Office opinion, challenging that the shareholders’ decision should be nullified.

110                                                                      FERNANDOVIANA

State of Rio de Janeiro Judicial Branch

Court of Law

Capital District

Registry of the 7th Corporate Court

Av. Erasmo Braga, 115 Lna Central 706CEP: 20020-903 - Centro - Rio de Janeiro - RJ Tel .: 3133 2185 e-mail:cap07vemp@tjrj.jus.br

The matter brought to the attention of the Court is relevant and could affect the success of the performance of the JRP.

In this sense, the Court must make its assessment in line with what was decided in item I of this decision.

Despite the fact that the managers of the Group in reorganization have, pursuant to Article 64 of the BRL, autonomy of management and internal organization, which allows them to make the decisions that they deem convenient, timely and necessary to conduct business activities, it is a fact that the companies are under judicial supervision, in the compliance phase of the Judicial Reorganization Plan until February 5, 2020 (Article 61 of the BRL).

As noted by the Public Prosecutor’s Office in its opinion: “noting, the judicial reorganization process is approaching its closure and already next year, therefore at the annual general meeting to be held in 2020, the Board of Directors and shareholders will be free from the tie-ups and limits imposed by the reorganization legislation, and will be able to freely set the remuneration guidelines as they see fit, although prudence and duties of diligence and probity will also be applicable in accordance with Law 6,404/76.”

As already mentioned in other decisions, in the judicial reorganization, all parties must give in to the collective interest. The ones who give the most, without a doubt, are the creditors. The shareholders and partners must also have their share of sacrifice and, certainly, the members of the Board of Directors, the Fiscal Council and the Board of Executive Officers must also give in. This is the north star of a collective uplifting process.

The Public Prosecutor’s Office also pointed out that “It is necessary that all members of the Board of Directors and the Board of Executive Officers understand that the Company is in judicial reorganization and the social responsibility is much greater, and more than that, it is shared with all other players in the process.”

In any situation, the approval of the increased remuneration for any employee or collaborator of a Company in reorganization is unusual. When this increase exceeds 100% the measure gains relevance and becomes concerning.

This Court is not asserting that the Directors do not deserve good compensation. They are certainly competent and deserve to be well paid. However, considering the situation of the judicial reorganization, the number of creditors that still need to receive their credits and the amounts involved, the increase of the remuneration should not be implemented at this moment.

It is important to note that the current members of the Board of Directors have been named by the Judicial Reorganization Plan itself. The Directors accepted the invitation and charge to work in the companies in reorganization, after the ratification of the plan. In addition, the majority represent the very creditor bondholders who have, since the approval of the JRP, a majority private-equity interest in the Oi Group.

It seems strange that these new Directors believe that it is logical to increase their remuneration at the start of their mandates to such high level. The message that the Board of Directors and the shareholders passed on to the creditors, to this Court, to Public Prosecutor’s Office, to ANATEL and to the market in general, is not positive.

110                                                                      FERNANDOVIANA

State of Rio de Janeiro Judicial Branch

Court of Law

Capital District

Registry of the 7th Corporate Court

Av. Erasmo Braga, 115 Lna Central 706CEP: 20020-903 - Centro - Rio de Janeiro - RJ Tel .: 3133 2185 e-mail:cap07vemp@tjrj.jus.br

Accordingly, based on the general power to grant provisional remedies, I determine that the approval of the increase in the remuneration of the Board of Directors is not to be implemented yet.

Provide notification to all and inform the Public Prosecutor’s Office in person.

Rio de Janeiro, May 20, 2019.

Fernando Cesar Ferreira Viana – Judge

___________________________________________________________

Case records received by the honorable judge

Fernando Cesar Ferreira Viana

On ____/____/_____

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